Exhibit 99.1

      International Shipholding Corporation Reports Third Quarter Results

     NEW ORLEANS--(BUSINESS WIRE)--October 28, 2004--International Shipholding Corporation (NYSE:ISH) today reported results for the three month and nine month periods ended September 30, 2004. Net income for the three months ended September 30, 2004 was $220,000 as compared to a net loss of $1.644 million for the three months ended September 30, 2003. For the first nine months of 2004, net income was $4.945 million as compared to net income of $3.840 million for the same period of 2003.
     The combined operating results for our LASH liner services during the third quarter of 2004 were approximately in line with the results for the same quarter of 2003 in spite of higher fuel costs and unanticipated repairs.
     Results for our time charter vessels showed improvement in the third quarter of 2004 as compared to the same quarter of 2003 primarily as a result of the late 2003 sale of our multi-purpose vessel which had operated unprofitably during the third quarter of 2003 following the termination of its charter to the U.S. Military Sealift Command. Conversely, the third quarter 2004 results for our U.S. Flag Coal Carrier, ENERGY ENTERPRISE, were down from the same quarter of 2003 as a result of the vessel being out of service eight days in 2004 for unscheduled repairs.
     Third quarter 2004 results for our vessel SULPHUR ENTERPRISE, operating under a Contract of Affreightment, and results for our Mexican Rail/Ferry Service were both down from the comparable quarter of 2003 as a result of higher than anticipated operating costs primarily due to machinery deficiencies, weather delays as described below, and in the case of the Rail/Ferry Service, added rail hire related to such delays on north and south bound rail cargoes and higher fuel costs.
     The third quarter 2004 results from our investments in a fleet of cement carriers and two Capesize bulk carriers showed improvement over the same quarter of 2003 due to a continuing strong market and our increased investment in the Capesize bulk carriers from a 12 1/2% investment in four vessels to a 50% investment in two vessels which occurred in late 2003. These improvements were partially offset in the third quarter of 2004 by poor results from our insurance subsidiary which experienced higher than anticipated hull and machinery claims for the current policy year.
     Fleet wide, several of our vessels experienced weather delays during the third quarter of 2004 as a result of hurricanes in the Gulf of Mexico and South Atlantic which on a combined basis negatively impacted the quarter by approximately $700,000 before taxes.
     For the first nine months of 2004, income from our LASH liner service improved over the comparable period of 2003 primarily as a result of improved cargo volume in our Transatlantic liner service and in spite of higher fuel costs and weather delays. However, during the same period, we experienced a reduction in the results of our time charter vessels as a result of our U.S. Flag Pure Car/Truck Carriers carrying less supplemental cargoes which are in addition to the time charter agreements. The results of our U.S. Flag Pure Car/Truck Carriers were further impacted by a casualty on one vessel resulting in twenty-six unplanned out of service days during the first nine months of 2004. The results of our U.S. Flag Coal Carrier were impacted by an accelerated drydock and other required repair work and upgrading which resulted in the vessel being out of service forty-three days in 2004 versus full employment in 2003. Results in the first nine months of 2004 for our Rail/Ferry Service were down from 2003 primarily as a result of higher operating costs due to unanticipated maintenance problems, higher fuel costs, added rail hire, as described above, and weather delays.
     Results in the first nine months of 2004 were lower for our insurance subsidiary which was negatively impacted by claims associated with the second quarter casualty involving one of our U.S. Flag Pure Car/Truck Carriers as well as higher than anticipated hull and machinery claims for the current policy year.
     Due to a continuing strong market, and the aforementioned increase in ownership, our 50% investment in a company owning two newly built Capesize bulk carriers and our minority interest in companies owning and operating a fleet of cement vessels both produced improved results in the first nine months of 2004 as compared to the comparable period of 2003.
     Depreciation Expense in the third quarter and nine months of 2004 was lower primarily as a result of the aforementioned sale of the Company's multi-purpose vessel during the fourth quarter of 2003.
     Interest Expense decreased in the quarter and nine month periods of 2004 due to prepayments and regularly scheduled payments on outstanding debt and lower interest rates.
     During the third quarter of 2003, we incurred a loss on early extinguishment of debt of approximately $2.6 million resulting from a "make whole" prepayment penalty and write off of deferred financing charges associated with the necessary prepayment of a loan on the Company's U.S. Flag Coal Carrier in order to correct a technical default as reported in previous filings.
     The recently enacted American Jobs Creation Act of 2004, which becomes effective for our company on January 1, 2005, will change the United States tax treatment of our domestic and foreign shipping operations. The act will allow us to elect to replace the normal corporate income tax structure on a portion of our operations with a "tonnage tax," and will allow us to defer the recognition of earnings on our foreign operations until those earnings are repatriated. We are currently analyzing the new law, which we expect to materially reduce our effective tax rate. Upon completion of the analysis, we will, in due course, report its conclusions.
     Certain statements made in this release on our behalf that are not based on historical facts are intended to be forward-looking statements within the meaning of the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Forward-looking statements are based on assumptions about future events and are therefore subject to risks and uncertainties. We caution readers that certain important factors have affected and may affect in the future our actual consolidated results of operations and may cause future results to differ materially from those expressed in or implied by any forward-looking statements made in this release on our behalf. A description of certain of these important factors is contained in our Form 10-K filed with the Securities and Exchange Commission for the year ended December 31, 2003.
     Our common stock is traded on the New York Stock Exchange with the symbol ISH.


     Unaudited results for the periods indicated along with prior year results are (in thousands except share and per share data):

                         Three Months Ended       Nine Months Ended
                        Sept. 30,   Sept. 30,   Sept. 30,   Sept. 30,
                          2004        2003        2004        2003
                        ----------  ----------  ----------  ----------
Revenues               $   68,797  $   63,550  $  199,483  $  195,861

Operating Expenses:
     Voyage Expenses       58,273      51,736     161,412     153,367
     Vessel and Barge
      Depreciation          4,731       5,287      14,054      15,079
                        ----------  ----------  ----------  ----------

Gross Voyage Profit         5,793       6,527      24,017      27,415
                        ----------  ----------  ----------  ----------

Administrative and
 General Expenses           4,305       3,730      12,700      11,741
(Gain) Loss on Sale of
 Other Assets                   -        (247)          7        (290)
                        ----------  ----------  ----------  ----------

     Operating Income       1,488       3,044      11,310      15,964
                        ----------  ----------  ----------  ----------

Interest and Other:

     Interest Expense       2,574       2,962       7,922       9,614
     Loss on Sale of
      Investment                -           -         623           -
     Investment Income       (177)       (119)       (506)       (649)
     Other Loss                 -         103           -           -
     Loss on Early
      Extinguishment of
      Debt                      -       2,570          46       1,310
                        ----------  ----------  ----------  ----------
                            2,397       5,516       8,085      10,275
                        ----------  ----------  ----------  ----------

(Loss) Income Before
 (Benefit) Provision
 for Income
 Taxes and Equity
 in Net Income of
 Unconsolidated
 Entities                    (909)     (2,472)      3,225       5,689
                        ----------  ----------  ----------  ----------

(Benefit) Provision for
 Income Taxes                (260)       (795)      1,310       2,109
                        ----------  ----------  ----------  ----------


Equity in Net Income of
 Unconsolidated
 Entities (Net of
 Applicable Taxes)            869          33       3,030         260
                        ----------  ----------  ----------  ----------


Net Income (Loss)      $      220  $   (1,644) $    4,945  $    3,840
                        ==========  ==========  ==========  ==========

Basic and Diluted
 Earnings Per Share:

     Net Income (Loss) $     0.04  $    (0.27) $     0.81  $     0.63
                        ==========  ==========  ==========  ==========

Weighted Average Shares
 of Common Stock
 Outstanding:
     Basic              6,082,887   6,082,887   6,082,887   6,082,887
     Diluted            6,088,036   6,082,887   6,092,536   6,082,887


     CONTACT: International Shipholding Corporation, New Orleans
              Erik F. Johnsen, 504-529-5461
              or
              Niels M. Johnsen, 212-943-4141